Exhibit 3.1

DELAWARE The First State I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "NOCIMED, LLC", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JANUARY, A.D. 2008, AT 3:14 O'CLOCK P.M. 4492618 8100 08006'8958 You may verify this certificate online at corp delaware, gov/aut:hver shtml Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6'327518 DATE: 01-22-08

CERTIFICATE OF FORMATION OF NOCIMED, LLC State o:f Delaware Secretary of State Division of corporations Delivered 03:14 PM 01/18/2008 FILED 03:14 PM 01/18/2008 SRV 080062461 - 4492618 FILE The name of the limited liability company formed hereby is NOCIMED, SECOND: The address of the registered office of the limited liability company in the State of Delaware is 3500 South DuPont Highway, Dover, Delaware, County of Kent, 19901. THIRD: The name and address of the registered agent for service of process on the limited liability company in the State of Delaware is Incorporating Services, Ltd, 3500 South DuPont Highway, Dover, Delaware, County of Kent, 19901. IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 18thday of January 2008. Authorized Person

I, Peter Cohn, incorporator of NociMed, Inc., a Delaware corporation, consent to the name of NociMed, LLC in the state of Delaware